ARC Announces Quarterly Dividend
07/28/2022
SAN RAMON, CA / ACCESSWIRE / July 28, 2022 / ARC Document Solutions, Inc. (NYSE:ARC) on Thursday announced that its board of directors declared a quarterly cash dividend of $0.05 per share. The dividend is payable November 30, 2022 to shareholders of record as of October 31, 2022. The ex-dividend date will be October 28, 2022.

About ARC Document Solutions (NYSE:ARC)
ARC provides specialized digital printing and document imaging and scanning services for visual communicators in a diverse range of industries and professions. Today, with more than 130 service centers in North America and in select locations around the world, ARC delights its customers with every image it captures and every document it produces. To find out more, follow ARC at www.e-arc.com.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114